Exhibit 99.1

AMENDMENT TO THE

BALLY TECHNOLOGIES, INC.

2010 LONG TERM INCENTIVE PLAN

1.                                      That the first sentence of section 3 of the Bally Technologies, Inc. 2010 Long Term Incentive Plan (the “Plan”) is amended by replacing 12,050,000 with 15,050,000, so that the first sentence of section 3, as amended, reads in its entirety as follows:

“Limitation on Number of Shares. The number of shares which may be issued pursuant to all Awards granted under the Plan is limited to an aggregate of 15,050,000 shares of the common stock, $.10 par value, of the Company (the “Stock”).”

2.                                      That a new sentence be added to section 3 of the Plan, immediately following the first sentence under the heading “Limitation on Number of Shares,” that reads in its entirety as follows:

“Solely with respect to Awards granted on or after the date of the 2010 Annual Meeting of Stockholders, any shares of Stock issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Incentive Bonuses shall be counted against the limit in the preceding sentence as one and three-quarters (1.75) shares for every share granted.”

3.                                      That the second to last sentence of section 3 of the Plan under the heading “Limitation on Number of Shares” is amended by adding a proviso, so that the second to last sentence of section 3, as amended, reads in its entirety as follows:

“If any Option or Stock Appreciation Right granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, or any other Award is forfeited for any reason, the shares of Stock allocable to the unexercised portion of the Option or Stock Appreciation Right or to the forfeited portion of the Award may again be made subject to an Option or Award under the Plan; provided, however, that any shares of Stock subject to Awards granted on or after the date of the 2010 Annual Meeting of Stockholders that again become available for grant pursuant to this Section 3 shall be added back as one and three-quarters (1.75) shares if such shares were subject to Awards of Restricted Stock, Restricted Stock Units or Incentive Bonuses, and one (1) share if such shares were subject to any other Awards granted under the Plan.”

4.                                      That the fourth sentence of section 14 of the Plan shall be deleted in its entirety.